COAST RESORTS ANNOUNCES NAME CHANGE

LAS VEGAS, NV

DATE: July 3, 2002

For Immediate Release

Contact: Gage Parrish, Vice President and Chief Financial Officer (702) 365-7111


     Coast Resorts, Inc. announced today that on July 2, 2002, it changed its name to Coast Casinos, Inc. Through its wholly owned subsidiary, Coast Hotels and Casinos, Inc., Coast Casinos owns and operates four hotel-casinos in the Las Vegas area, The Orleans, the Gold Coast, the Barbary Coast and the Suncoast.